Exhibit (5)(b)

To:	The Procter & Gamble Company One Procter & Gamble Plaza, Cincinnati Ohio 45202
Procter & Gamble International Funding SCA 26, Boulevard Royal L-2449 Luxembourg

Luxembourg, 7 September 2007
[our ref./ FW/LVZ/33948/#1533706]
Ladies and Gentlemen,
We are acting as legal advisers in the Grand Duchy of Luxembourg to Procter & Gamble International Funding SCA, a société en commandite par actions organized under the laws of Luxembourg (the “Company”), which has its registered office at 26, Boulevard Royal L-2449 Luxembourg and is registered with the Luxembourg trade and companies register under number B 114 825, in connection with the filing by The Procter & Gamble Company and the Company of a Registration Statement on Form S-3 (the “Registration Statement”) with the Securities and Exchange Commission relating to the proposed public offering and sale of an indeterminate aggregate principal amount of (i) unsecured obligations of the Company (the “Debt Securities”) fully and unconditionally guaranteed by The Procter & Gamble Company (the “Guarantor”) and (ii) unsecured obligations of The Procter & Gamble Company.
All capitalized terms not otherwise defined herein have the same meanings as defined in the Registration Statement and in the prospectus forming a part of the Registration Statement.
In rendering the opinion set forth below, we have examined such agreements, documents, instruments and records as we deemed necessary or appropriate under the circumstances for us to express such opinion. In rendering such opinion, we also have assumed that (i) the Indenture dated as of 6 July 2007, among the Company, the Guarantor and The Bank of New York Trust Company, N.A., as Trustee (the “Indenture”), has been duly authorized, executed and delivered by the Trustee, and (ii) prior to the offering and sale of Debt Securities, the sole manager of the Company will authorize by proper corporate action the terms of and the price at which the Debt Securities are to be issued and sold pursuant to the terms of the Indenture.

According to the laws of Luxembourg to which the Company is subject and the updated articles of incorporation of the Company as at 27 December 2006, the Debt Securities, when duly authorized by the Company and, assuming receipt by the Company of payment of the issue price of the Debt Securities, the Debt Securities, when issued and sold as contemplated in the Registration Statement, will be legally issued and will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to all limitations by reason of national or foreign bankruptcy, insolvency, moratorium, controlled management, suspension of payment, fraudulent conveyance, general settlement of composition with creditors, general settlement with creditors, reorganization or similar laws affecting the rights of creditors generally, and shall be entitled to the benefits of the Indenture.
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and we hereby consent to the reference made to us under the heading “Legal Opinions” set forth in the prospectus forming a part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.
Yours faithfully,

/s/ François Warken
Arendt & Medernach
François Warken

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